Exhibit 10.48

THIS ADDENDUM No. 2 is made this 15th day of November 2016 BETWEEN:
(1)	E.S.V.M. Schiffahrt GmbH & Co. KG, having its registered office at HerdentorswallstraBe 93, 28195 Bremen, Germany (the "Sellers"); and
(2)	LORD OCEAN NAVIGATION CO., having its registered office at 80 Broad Street, Monrovia, Liberia (the "Buyers");
WHEREAS:
(A)	The Sellers are the registered owners of the E.R. BAVARIA currently registered under the Liberian flag and under the German Registry with IMO number 9519066 (the "Vessel"); and
(B)
Through a nomination of the Buyers as buyers by Seanergy Maritime Holdings Corp. of Majuro, The Marshall Islands ("Seanergy"), the Sellers and Buyers have entered into a "SALEFORM 2012" Memorandum of Agreement dated 26 September 2016 (together with Addendum no.1 dated 6 October 2016 and any and all addenda thereto referred to as the "Agreement") for the sale of the Vessel by the Sellers to the Buyers.

(C)
Pursuant to the terms of the first two paragraphs of Clause 9 of the Agreement the Sellers have undertaken to indemnify the Buyers against all consequences of any claim made or threatened against the Vessel which was incurred prior to the time of delivery or arose out of or with respect to events occurred prior to the time of delivery to the Buyers, up to a maximum total amount of United States Dollars Three Hundred Thousand (USD 300,000.00) (the "Security Amount"), and it has been further agreed that the Security Amount will be deposited by the Sellers in a joint escrow account (the "Second Escrow Account") in Hamburg with the Deposit Holder (as defined in the Agreement).

(D)
The Sellers have requested from the Buyers to amend this provision in a way that, instead of the Sellers, E.R. Capital Holding GmbH & Cie KG, having its registered office at Hohe Bleichen 12, 20354 Hamburg, Germany (the "Sellers' Parent Entity") pays the Security Amount into the Second Escrow Account.

(E)	Subject to the terms and conditions of this Addendum No. 2, the Buyers and the Sellers' Parent Entity are willing to agree and consent to Sellers' request described under recital (D) above.
IT IS NOW THEREFORE MUTUALLY AGREED BETWEEN THE PARTIES HEREOF AS FOLLOWS:
AMENDMENT OF CLAUSE 9, CLAUSE 20 AND CLAUSE 22 OF THE AGREEMENT & PLACEMENT OF THE SECURITY AMOUNT BY THE SELLERS' PARENT ENTITY
1.	Terms defined in the Agreement shall have the same meaning when herein used, unless the context otherwise requires.
2.	Therefore, the first two paragraphs of Clause 9 of the Agreement shall be deemed replaced as follows:
"The Sellers only warrant that the Vessel, at the time of delivery, is free from all registered encumbrances and registered mortgages.
If however, within four (4) months from the time of delivery of the Vessel to the Buyers, any claim is made or threatened against the Vessel which was incurred prior to the time of delivery or arose out of or with respect to events occurred prior to the time of delivery, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims up to a maximum total amount of USD 300,000.00 (in words: United States Dollars three hundred thousand). The Sellers shall, as a condition for the payment of the Purchase Price by the Buyers, procure that an amount of USD 300,000.00 (in words: United States Dollars three hundred thousand) (hereinafter the "Security Amount") is deposited not later than one (1) Banking Day prior to delivery by E.R. Capital Holding GmbH & Cie KG, having its registered office at Hohe Bleichen 12, 20354 Hamburg, Germany (the "Sellers' Parent Entity") in an escrow account with the Deposit Holder (the "Security Amount Escrow Account"), the costs of such account to be borne by the Sellers' Parent Entity, as security for the Buyers in respect of such claims. The Deposit Holder shall hold the Security Amount according to an escrow agreement (the "Security Amount Escrow Agreement") to be made between Seanergy Maritime Holdings Corp. of Majuro/The Marshall Islands, the Sellers' Parent Entity and the Deposit Holder.
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50% of (the balance of) the Security Amount on the Security Amount Escrow Account shall be released to the Sellers' Parent Entity's bank account (to be advised by the Sellers' Parent Entity) two (2) months after the delivery of the Vessel, and the remaining 50 % of the Security Amount shall be released to the Sellers' Parent Entity's bank account (to be advised by the Sellers' Parent Entity) four (4) months after the delivery of the Vessel in accordance with the terms and conditions of the Security Amount Escrow Agreement. The Buyers' recourse in respect of claims under this Clause 9 of this Agreement shall be limited to the available balance of the Security Amount in the Security Amount Escrow Account. The Buyers shall have no further claim against the Sellers in this regard, howsoever caused, whether negligently or otherwise, with respect to claims made or threatened against the Vessel."
3.	The Security Amount Escrow Agreement shall be entered into substantially on the teims set out in Exhibit "A" hereto.
4.
The Parties agree and accept that the Security Amount Escrow Agreement will be concluded between Seanergy, the Sellers' Parent Entity and the Deposit Holder. As the Security Amount is meant to secure certain claims pursuant to Clause 9 of the Agreement in the contractual relationship between the Sellers and the Buyers, the Sellers shall procure that the Sellers' Parent Entity will perform and exercise all rights and obligations pursuant to the Security Amount Escrow Agreement in accordance with Sellers' instructions, and the Buyers shall procure that Seanergy will perform and exercise all rights and obligations pursuant to the Security Amount Escrow Agreement in accordance with Buyers' instructions. For the avoidance of doubt, in particular but without limitation, Seanergy may notify any claims of the Buyers for indemnification under the Security Amount Escrow Agreement and neither the Sellers nor the Sellers' Parent Entity shall be entitled to reject such notification of a claim based on the fact that this is being raised by Seanergy instead of the Buyers.

5.
It is further agreed that the Security Amount paid or which will be paid by the Sellers' Parent Entity shall be deemed in fulfilment of the Sellers' obligation to lodge the Security Amount and shall constitute security for the correct fulfilment by the Sellers of their obligations under the first two paragraphs of Clause 9 of the Agreement. Release of the Security Amount or parts thereof to Seanergy shall be deemed in fulfilment of the Sellers' obligations to indemnify the Buyers under the first two paragraphs of Clause 9 of the Agreement.

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6.	Consequently to the above amendments to the Agreement, Clause 20 o) of the Agreement shall be deemed deleted.
7.	Consequently to the above amendments to the Agreement, the following change of Clause 22 of the Agreement (Closing Procedure) is agreed:
a)          At the end of Clause 22 a), the following new and additional sentence is added:
"... Not later than one (1) Banking Day prior to the closing, the Sellers' Parent Entity shall remit the Security Amount to the Security Amount Escrow Account and ensure settlement of the costs relating to the opening and maintaining of the Security Amount Escrow Account."
b)          At the end of Clause 22 b), the following new and additional sentence is added:
"... Also before or at the beginning of the closing the Deposit Holder will confirm to the Parties that the Security Amount has been received in the Security Amount Escrow Account and that this will be held and released in accordance with the terms and conditions of the Security Amount Escrow Agreement."
c)          Clause 22 j) shall be deemed deleted.
Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 2 to be executed by their duly authorised representatives on the date written above.
EXECUTED	)
By Sven Lundehn	)	/s/ Sven Lundehn
for and on behalf of	)	…………………………
E.S.V.M. Schiffahrt GmbH & Co. KG	)

EXECUTED	)
By Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
for and on behalf of	)	…………………………
LORD OCEAN NAVIGATION CO.	)

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We, E.R. Capital Holding GmbH & Cie. KG, the parent entity of above Sellers, acknowledge and consent to the terms and conditions of this Addendum No. 2 to the Memorandum of Agreement dated 26 September 2016 and made between above signing Sellers and Buyers, in particular we confirm that we will act in accordance with the Sellers' instructions relating to the Security Amount Escrow Agreement:

EXECUTED	)
By Anke Hennings	)	/s/ Anke Hennings
for and on behalf of	)	…………………………
E.R. Capital Holding GmbH & Cie. KG	)

We, Seanergy Maritime Holdings Corp., the parent entity of above Buyers, acknowledge and consent to the terms and conditions of this Addendum No. 2 to the Memorandum of Agreement dated 26 September 2016 and made between above signing Sellers and Buyers, in particular we confirm that we will act in accordance with the Buyers' instructions relating to the Security Amount Escrow Agreement:

EXECUTED	)
By Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
for and on behalf of	)	…………………………
Seanergy Maritime Holdings Corp.	)

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Exhibit "A"
Security Amount Escrow Agreement
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ESCROW ACCOUNT AGREEMENT
hereinafter the "Agreement"
 dated 15 November 2016
BETWEEN
(1)	E.R. Capital Holding GmbH & Cie. KG, Hohe Bleichen 12, 20354 Hamburg, Germany (the "Grantor");
(2)	Seanergy Maritime Holdings Corp., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands ("Seanergy");
(3)	the Notary Dr. Jan-Thomas Oskierski, Neuer Wall 41, 20354 Hamburg, Germany (the "Escrow Agent").
WHEREAS:
(1)	E.S.V.M. Schiffahrt GmbH & Co. KG of Herdentorswallstral3e 93, 28195 Bremen, Germany (the "Sellers") are the owners of MV "E.R. BAVARIA" (IMO-No. 9519066) (the "Vessel"),
(2)
The Sellers have agreed to sell the Vessel to Seanergy or its guaranteed nominee and Seanergy have agreed to buy the Vessel from Sellers on the terms and conditions set out in a Memorandum of Agreement dated 26 September 2016 (as from time to time amended the "MoA")

(3)
By an addendum number 1 to the MoA dated 6 October 2016, Seanergy has nominated Lord Ocean Navigation Co. of 80 Broad Street, Monrovia, Liberia (the "Buyers") as buyers under the MoA, and the Sellers have accepted this nomination.

(4)
Pursuant to the terms of Clause 9 of the MoA the Sellers have undertaken to indemnify the Buyers against all consequences of any claim made or threatened within four (4) months from the time of delivery of the Vessel against the Vessel which was incurred prior to the time of delivery or arose out of or with respect to events occurred prior to the time of delivery (the "Claims") to the Buyers, up to a maximum total amount of United States Dollars Three Hundred Thousand (USD 300,000.00) (the "Security Amount"), and it has been further agreed that the Security Amount will be deposited by the Sellers in a joint escrow account with the Escrow Agent where it shall stand as security for any Claims.

(5)
The Grantor, the Buyers, Seanergy and the Sellers have agreed by an addendum no. 2 to the MoA, dated on or around the date hereof, that the Security Amount will be deposited by the Grantor in the place and instead of the Sellers, and that this Agreement relating to the relevant escrow account will be concluded between the Grantor, Seanergy and the Escrow Agent.

NOW IT IS HEREBY AGREED AS FOLLOWS:
1.
Seanergy and the Grantor hereby jointly and severally appoint and designate the Escrow Agent for the purpose hereinafter specified, and the Escrow Agent hereby accepts such appointment and designation under German notarial law ("notarielle Verwahrung").

2.
Subject to receipt of the documents referred to in Clause 3 below, the Escrow Agent shall accept the Security Amount paid to him as aforesaid as trustee/notary for Seanergy and the Grantor and shall hold such Security Amount in the following account:

Account holder:	Dr. Jan-Thomas Oskierski
Account no.:	DE84 2007 0024 0090 2262 34
With:	Deutsche Bank PGK AG Hamburg
SWIFT CODE:	DEUTDEDBHAM
Purpose:	Security Amount for MV "E.R. BAVARIA" as per clause 9 of the MoA which in the books of the Escrow Agent shall be in the joint names of the Grantor and Seanergy (the "Escrow Account").
The Escrow Agent shall not have any beneficial interest in the Escrow Account and shall have no obligations in connection with the Escrow Account or its administration other than those set out in this Agreement and in German notarial law (BeurkG).
3.
The parties hereby undertake to deliver to the Escrow Agent as soon as possible, and in any event prior to the delivery of the Vessel, all documents as may be required by the Escrow Agent to comply with any applicable anti-money laundering law provisions, namely:

a.	In respect of any company registered in the German commercial register or in any other commercial register with similar contents and creating public faith:
i.	(electronic) Extract from the commercial register for the Grantor and (if applicable) their personal liable partner, not older than 14 days,
ii.
(only if this Agreement is not signed by a duly authorised legal representative) original power of attorney authorising persons to sign this Agreement as well as any addenda to it, to give instructions in respect of the deposit and to sign any release letter, notarised,

iii.	passport copy of the signatory(s) of this Agreement;
b.          in respect of any non-German company (as available in the country of incorporation)
i.	certified copy of the Certificate of Incorporation and of the Articles of Association and By-laws as currently in force,
ii.	certified copy of a Certificate of Good Standing issued by the competent Companies' Register not older than thirty (30) days,
iii.	original Certificate of Incumbency showing the directors not older than thirty (30) days,
iv.	original directors' resolutions covering the acquisition of the Vessel and the execution of this Agreement,
v.
original power of attorney authorising persons to sign this Agreement as well as any addenda to it, to give instructions in respect of the Security Amount and to sign any release letter, duly certified and legalised by Apostille,

vi.	passport copy of the signatory(s) of this Agreement,
vii.
Organisational chart setting out the beneficial shareholding of the relevant party, showing the ultimate beneficial shareholder (i.e. any party holding directly or indirectly an interest of 25% or more in the Grantor or Seanergy). This is not required, if the relevant party is a publicly listed or publicly controlled company;

c.          In case of a publicly listed company insted of b. vii.
i.	Statement from CEO regarding the fact, that the company is publicly listed,
ii.	Annual Report of the publicly listed company filed with the Securities and Exchange Commission;
d.	In case any director of a party is itself a company, the same documentation will be required for this director company until such time as the acting person is a natural person;
and such other documents as the Escrow Agent may reasonably request from time to time. All documents to be in English or German or accompanied by an English or German translation. The Escrow Agent shall inform the parties when he has received all required documents and the Security Amount may be paid.
4.
The duties and obligations of the Escrow Agent shall be determined by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as arc specifically set out in this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be affected with knowledge or notice of any fact or circumstance not specifically set out in this Agreement. In his actions under this Agreement, the Escrow Agent may at all times rely on all signatures, certificates or documents, which he deems genuine in good faith.

The Escrow Agent shall not be liable for funds not received in the Escrow Account or for any funds lost through default or failure of a bank or for any loss or damage occurring as a result of any act, mistake or omission made by the Escrow Agent in good faith or by reason of any other matter except arising out of its fraud, wilful default or gross negligence.
The Escrow Agent may execute any of its duties under this Agreement through its agents or employees. The Escrow Agent shall not be liable for any possible stamp duty payable by any party in relation to this Agreement or in relation to its obligations pursuant to this Agreement.
Upon release of the Security Amount in its entirety the Escrow Agent shall be released and discharged from all further obligations under this Agreement (other than in respect of accrued breaches of its duties under this Agreement).
5.	The Security Amount or part thereof and any interest accrued thereon, if any, shall be held by the Escrow Agent according to the following terms:
a.
The first half (50%) of the Security Amount on the Escrow Account shall be released to the Grantor's bank account (to be advised by the Grantor) two (2) months after the delivery date of the Vessel, such delivery date to be advised to the Escrow Agent by a copy of the signed protocol of delivery and acceptance to be submitted to the Escrow Agent, and the remaining 50 % of the Security Amount shall be released to the Grantor's bank account (to be advised by the Grantor) four (4) months after the aforesaid delivery date of the Vessel (in each case a "Release Date"), any such release shall be made ONLY upon provision of joint written instructions to the Escrow Agent signed by the Grantor's and Seanergy's authorised signatories.

b.
Should the Escrow Agent and the Grantor on or before a Release Date receive a notice in writing from Seanergy (a "Notice of Claim") stating that a Claim was made or threatened against the Vessel, and providing evidence that such Claim being raised to the extent available to Seanergy the Escrow Agent shall not release part of the Security Amount which corresponds with the amount of the Claim as specified by

Seanergy in the Notice of Claim and the following procedures shall apply alternatively:
i.
Either the Claim as specified by Seanergy in the Notice of Claim is accepted, with the consequence that such amount shall be immediately released to Seanergy's bank account (to be advised by Seanergy to the Escrow Agent) by the Escrow Agent pursuant to written instructions in accordance with Clause 5. c. below, such instructions to be given by the Parties promptly; or

ii.
There is a dispute as to the entitlement of Seanergy to receive the amounts specified in the Notice of Claim forming part or the entire Security Amount, then any amounts specified in such Notice of Claim as being in dispute are not to be released on the relevant Release Date (save to the extent the relevant Notice of Claim has been withdrawn by Seanergy in writing towards the Grantor and the Escrow Agent) and are only to be released in accordance with Clause 5. c. below.

c. In any case the Escrow Agent shall hold the Security Amount, or any part thereof, until he is presented with:
i.
written instructions jointly signed by each of the Grantor's and the Seanergy's duly authorized Attorneys-in-Fact as named below instructing the Escrow Agent as to the disposition of the Security Amount or the part of the Security Amount; in case such written instructions shall be sent to the Escrow Agent by telefax or email, the Escrow Agent does not have to verify the correctness of that telefax and email and the Parties will not hold the Escrow Agent responsible or liable for the relying on the validity of that telefax or email. However, if the above signatories, therefore, do not appear in front of the Escrow Agent for the releasing of a.m. funds for proper identification, the Escrow Agent will be provided by telefax or email with valid passport copies of the a.m. signatories; or

ii.
an original or certified copy of an arbitration award determining the disposition of the Security Amount or the part of the Security Amount (the "Arbitration Award"). The tribunal appointed to adjudicate the disputes arising out of the MoA shall have full authority and jurisdiction to make an order regarding the determination of the disposition of the Security Amount; or

iii.
an original or certified copy of a final and unappealable court order determining the disposition of the Security Amount (the "Court Order"); regardless of any extensions of time limits for appeals, which any court may be empowered to grant, whereupon the Escrow Agent shall release the Security Amount or part of the Security Amount in accordance with the instructions given in the written instructions by the Parties, or the Arbitration Award or the Court Order, whatever the case may be, to the party so entitled to it, being the Grantor and/or Seanergy, as the case may be.
If the written instructions, the Arbitration Award or the Court Order does not deal with the disposition of the amount or any part thereof held in the Escrow Account, then any balance remaining shall be released to the Grantor, however, for the avoidance of doubt, not before the relevant Release Date.

The Grantor and Seanergy shall, as and when necessary, promptly give joint written instructions to the Escrow Agent as are necessary in order to procure compliance by the parties with this Agreement. The Escrow Agent shall not be required to take any action with respect to the Escrow Account except on receipt of the joint written instructions or as otherwise provided in this Agreement.
The Escrow Agent may accept any joint written instructions given to it under this Agreement as conclusive evidence of the facts stated therein and shall not be obliged to make any further enquiry in relation thereto and in particular shall accept that any one of the Duly authorised Attorneys-in-Fact of the Grantor mentioned below is authorised to make any statement, confirmation or representation on behalf of the sellers and that any one of the Duly authorised Attorneys-in-Fact of Seanergy mentioned below is authorised to make any statement, confirmation or representation on behalf of the buyers. The Escrow Agent may in good faith accept as such without enquiry any document purporting to be such joint written instructions.
The above instructions to the Escrow Agent can be amended and/or can be revoked only in writing and only with the consent and agreement of all parties.
"in writing" or "written" in this Clause 5 means a hardcopy of a letter or document, a copy of a signed letter or document submitted as PDF via email or a signed letter or document submitted via telefax.
6.	Duly authorised Attorneys-in-Fact of the Grantor are any one of:
1.          Mr Jochen Klosges,
2.          Ms Anke Hennings,
3.          Mr. Erik Kruse,
4.          Mr. Willem Dekker,
5.          Dr. Ulrich Stahl
6.          Dr. Heinrich-Werner Goltz,
7.          Mr. Edward Maguin,
8.          Dr. Dieter Armbrust,
9.          Dr. Sarah Gahlen.

7.	Duly authorised Attorneys-in-Fact of Seanergy are any one of:
1.          Mr. Stamatios Tsantanis,
2.          Ms. Theodora Mitropetrou,
3.          Mr. Christos Sigalas,
4.          Ms. Maria Moschopoulou,
5.          Dr. Christian Finnan,
6.          Mr. Tobias Weise,
7.          Mr. Christian Hermanussen,
8.          Mr. Yilmaz Ata.

8.	All banking costs (fees and charges, including for the avoidance of doubt, any fees charged by the Escrow Agent's a. m. bank) for opening and closing the Escrow Account and for making any payments to or from the Escrow Account shall be borne by the Grantor. The Grantor shall ensure that the Security Amount is paid into the Escrow Account net of any banking charges.
Note: For any transfers from the Escrow Account bank charges amounting to 0,15 per cent of the respective amount will be incurred.
9.	The parties shall jointly and severally indemnify and keep indemnified the Escrow Agent from and against:

a.	all income, corporation, withholding and such other taxes and similar deductions payable by the Escrow Agent in respect of it agreeing to hold the Funds in escrow; and
b.
all costs, charges and expenses reasonably incurred by the Escrow Agent by any action other than covered by the fee agreed in Clause 10. below (including, without limitation, in connection with any dispute which may arise between the Grantor and the Seanergy as to the payment of the Security Amount and/or the ownership thereof).

c.
all actions, proceedings, claims, demands and liabilities, which the Escrow Agent may suffer or incur in connection with the performance of its obligations under this Agreement, except any arising out of its fraud, wilful default or gross negligence.

10.
The Escrow Agent's fee for opening, holding and closing the Escrow Account is EUR 877,50 (which corresponds to a 1.5 fee according to the statutory German Court and Notary Fees Act [Gerichts- and Notarkostengesetz — GNotKG] calculated on the value of the Security Amount at the exchange rate applicable on or about the date of this Agreement) plus ancillary charges and plus, where applicable, VAT and is due upon opening of the Escrow Account and shall be borne by the Grantor.

11.
Each Party shall have the right to seek and obtain information from the Escrow Account with regard to the status of the Security Amount and the Escrow Agent shall provide such information as such Party may reasonably require.

12.	This Agreement shall be governed by and will be construed in accordance with the laws of Germany. The courts of Hamburg shall have jurisdiction.
IN WITNESS of which the parties hereof have executed this Agreement the day and year first before written.
____________________	/s/ Stamatios Tsantanis	/s/ Jan Thomas Oskierski
Signed by:	Signed by:	Signed by:
Mr.	Mr. Stamatios Tsantanis	Mr. Jan-Thomas Oskierski
For and on behalf of the Grantor for an on behalf of Seanergy

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